Exhibit 99.1

                  Anthrax Vaccine Award Rescheduled to Nov. 5;
           VaxGen Believes It Is the Only Firm Negotiating for Award;
                 Company Provides Update on Financial Statements

      BRISBANE, California - October 15, 2004 - VaxGen, Inc. (VXGN.PK) announced today that the award of a contract to supply 75 million doses of a recombinant anthrax vaccine to the U.S. government will be delayed up to November 5, 2004. VaxGen now believes it is the only company currently negotiating with the U.S. government to supply the vaccine in response to RFP-DHHS-ORDC-04-01. If awarded, this contract would constitute the first purchase of vaccine under the Project Bioshield Act of 2004, which was signed into law in July.

      In a letter to VaxGen dated October 14, 2004, the Department of Health and Human Services (HHS) stated that it now "intends to award a contract by November 5, 2004 subject to the successful completion of negotiations." The HHS requested that VaxGen extend its proposal to November 5, and the company agreed, to complete technical and business discussions.

      VaxGen has been developing its anthrax vaccine candidate, rPA102, to address the urgent need for a modern recombinant anthrax vaccine, based on a single defined protein, that has a strong safety profile and which provides protective immunity when administered in a three-dose schedule. The only currently licensed anthrax vaccine in the United States is a partially purified product, derived from filtrates of Anthrax bacillus cultures, containing a number of biological components. The vaccine requires the administration of six doses subcutaneously (into the skin).

      VaxGen's anthrax vaccine candidate, rPA102, is expected to be well-characterized and consistent across manufacturing runs because it is made from a single purified protein, recombinant Protective Antigen (rPA). In 2002 and 2003 the National Institute of Allergy and Infectious Diseases awarded contracts for the development of rPA anthrax vaccines exclusively. VaxGen was awarded approximately $101 million in contracts for this purpose. Similarly, the HHS RFP for purchase of a stockpile of anthrax vaccine for civilian use specifically requires an rPA anthrax vaccine.

      VaxGen also announced updated guidance on its plans to file its restated financial statements with the U.S. Securities and Exchange Commission. The company and its independent auditors have substantially completed reauditing financial statements for 2002 and 2003 in order to apply a more appropriate policy for recognizing revenue from certain existing government contracts. Additionally, the company and its independent auditors have determined that they will also reaudit VaxGen's financial statements for 2001.

      VaxGen expects to complete the 2001 reaudit and file restated financial statements for 2001, 2002, 2003 as well as the first three quarters of this year by approximately the middle of November 2004. The company expects to apply for a relisting of its common stock on the Nasdaq National Market System at the same time that it files its financial statements. The Nasdaq typically takes six to eight weeks to review such applications before it decides whether

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to list a security on the National Market System (NMS). VaxGen believes that it currently meets the listing qualifications for the NMS.

      About VaxGen

      VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious disease. Based in Brisbane, Calif., the company is developing vaccines against anthrax and smallpox. For more information, please visit the company's web site at: www.vaxgen.com.

Note: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding VaxGen's belief that it is the only company currently in negotiations with the U.S. government to supply a recombinant anthrax vaccine; the timing of an award, if any; the timing and ability related to the filing of financial statements with the SEC; the timing of the submission of the application for the listing of the Company's common stock on the Nasdaq National Market System; and Nasdaq's determination whether or not to list the Company's common stock . These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference also should be made to Item 1 of the company's Annual Report on Form 10-K filed by VaxGen on March 30, 2004, under the heading "Additional Business Risks" for a more detailed description of such risks. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contacts:

Kesinee Angkustsiri Yip
Associate Director
Corporate Communications
(650) 624-2304

Lance Ignon
Vice President
Corporate Affairs
(650) 624-1041